Exhibit 99.1

The following discussion and analysis represents a review of Sky Financial Group, Inc.’s (Sky Financial) consolidated financial condition and results of operations. This review should be read in conjunction with the consolidated financial statements presented elsewhere in this report.

Business Summary

Sky Financial Group is a diversified financial holding company with its headquarters located in Bowling Green, Ohio. Sky operates over 260 financial centers and over 280 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. Sky’s financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, an asset management organization; Sky Access, Internet services; and Sky Insurance and Meyer & Eckenrode Insurance Group, retail and commercial insurance agency services.

Sky Financial Group has a specific strategic plan for delivering profitable growth. Sky Financial’s success is the result of five strategic priorities that guide decisions and focus corporate resources. These are: 1) Organic Growth; 2) Fee Income; 3) Organizational Synergies; 4) Asset Quality; and 5) Acquisitions.

The primary source of Sky Financial’s revenue is net interest income from loans and deposits, and fee income. Balance sheet growth was again strong in 2003. This growth is a direct result of Sky Financial’s organic growth strategy and acquisitions. In addition, a lower interest rate environment in 2003 generated record mortgage originations for the company, which contributed significantly to its earnings. A rise in interest rates in the latter part of 2003 slowed mortgage volume. As such, Sky Financial does not anticipate similar mortgage volume levels in 2004.

Discontinued Operations

On March 31, 2004, Sky Financial completed the sale of its dental financing affiliate, Sky Financial Solutions. Sky Financial Solutions has been reported as a discontinued operation and the consolidated financial statements for all periods presented have been reclassified to reflect this presentation. Sky Financial Solutions results of operations included revenues of $32,969, $23,516 and $11,209 and pre-tax income (loss) of $6,242, $(6,686) and $(12,384) for 2003, 2002 and 2001, respectively. Sky Financial recognized a pre-tax gain on the sale of Sky Financial Solutions of $30,578 ($19,876 after-tax) during the first quarter of 2004.

The sales agreement contains a contingency based on future charge-offs between Sky Financial and the acquirer that may result in an adjustment to increase or decrease the sales price in future periods. Based on historical experience and expected future performance, management does not believe that this provision will have a significant impact on future earnings, cash flows, or financial position.

Completed Acquisitions

On January 5, 2004, Sky Financial acquired Spencer-Patterson Insurance Agency, Inc. a professional liability, personal and commercial insurance agency headquartered in Findlay, Ohio, for 297 shares of Sky Financial common stock and $743 in cash.

On October 19, 2003, Sky Financial acquired GLB Bancorp, Inc. (GLB) and its wholly owned subsidiary Great Lakes Bank, a $207 million state member bank headquartered in Mentor, Ohio, for an aggregate purchase price of $43,263 payable in Sky Financial common stock in a tax free exchange. GLB shareholders received 1,717 shares of Sky Financial common stock.

On April 30, 2003, Sky Financial acquired the outstanding capital stock of Metropolitan Financial Corp (Metropolitan), a $1.5 billion savings and loan holding company headquartered in Highland Hills, Ohio, and its wholly-owned subsidiary, Metropolitan Bank and Trust Company for a purchase price of $81,294, including direct acquisition costs of $673. Metropolitan shareholders received 2,887 shares of Sky Financial common stock and $25,327 in cash. The acquisitions of GLB and Metropolitan complement Sky Financial’s operations in northeastern Ohio by enhancing its presence in the Cleveland metropolitan area.

On October 1, 2002, Sky Financial acquired Three Rivers Bancorp (Three Rivers), a $1 billion bank holding company headquartered in Monroeville, Pennsylvania, and its wholly-owned subsidiary, Three Rivers Bank and Trust Company, by acquiring all of the outstanding capital stock of Three Rivers for a total purchase price of $136,626. The purchase price consisted of 4,857 shares of Sky Financial common stock and cash of $41,799. The acquisition complements Sky Financial’s operations in Western Pennsylvania by enhancing its presence in the Pittsburgh metropolitan area.

On July 8, 2003, Sky Financial acquired Insurance Buyer’s Service Agency, Inc., (IBS) a professional liability, personal and commercial insurance agency headquartered in Boardman, Ohio, for 164 shares of Sky Financial common stock. Insurance Buyers’ Service Agency, Inc. was subsequently merged into Sky Insurance.

In April 2002, Sky Financial acquired Value Added Benefits, Ltd., a wholesale insurance agency headquartered in Cleveland, Ohio, for $1,900 in cash.

In January 2002, Sky Financial completed the acquisition of Celaris Group, Inc., a full service insurance agency headquartered in Bowling Green, Ohio. In connection with the acquisition, Sky Financial paid $1,000 in cash and issued 748 shares of Sky Financial common stock. During the third quarter of 2002, Value Added Benefits, Ltd. was merged into Celaris Group, Inc. In December 2002, Celaris Group, Inc. merged with Picton Cavanaugh, Inc. to form Sky Insurance, Inc.

In September 2001, Sky Financial acquired Barney C. Guttman and Associates, Inc., an investment management and financial services firm for $600 in cash.

All of these acquisitions were accounted for under the purchase method of accounting and their results of operations have been included in Sky Financial’s results of operations from the date of the acquisition.

Results of Continuing Operations

Income from continuing operations for 2003 was $152,680 or $1.69 per diluted share, up from $132,148 or $1.57 per diluted share in 2002 and $128,652 or $1.55 per diluted share in 2001. In 2003, income from continuing operations was reduced by merger, integration and restructuring expenses of $2,975 after-tax or $.03 per diluted share, offset by a non-recurring gain of $607 after-tax or less than $0.01 per diluted share. In 2002, net income was decreased by merger, integration and restructuring expenses of $6,784 after-tax or $0.08 per diluted share. In 2001, net income included non-recurring gains of $892 after-tax partially offset by merger, integration and restructuring expenses of $519 after-tax, which netted to less than $0.01 per diluted share. Return on average equity from continuing operations was 16.80% and return on average assets from continuing operations was 1.34% in 2003 compared to 18.27% and 1.40% in 2002, respectively, and 20.38% and 1.53% in 2001, respectively.

The improved earnings over the last two years has resulted primarily from Sky Financial’s success in growing revenues, both organically and through acquisitions, while maintaining consistent expense controls and sound credit quality disciplines. In 2003, Sky Financial’s earnings increase over the prior year reflects growth in net interest income and non-interest income, of $80,922 or 16.5%, while expenses grew $53,486 or 21.1%, and the provision for credit losses decreased $3,534 or 9.4%.

In 2002, Sky Financial’s increase in income from continuing operations over the prior year reflects growth in net interest income and non-interest income, of $47,946, or 10.9%, while expenses grew $32,177, or 14.5%, due in part from an increase in merger, integration and restructuring expenses, and the provision for credit losses increased $10,275.

Business Line Results

Sky Financial’s continuing operations is managed along two primary business lines: community banking and financial service affiliates. The community banking group is comprised of Sky Financial’s commercial bank, Sky Bank, which services businesses and consumers through a regional structure. As previously discussed, Sky Financial acquired Metropolitan and GLB during 2003 and Three Rivers during 2002. Substantially all of the assets of these acquisitions became part of the community banking segment.

The financial service affiliates include Sky Financial’s current businesses relating to trust and investment management, insurance agency operations and other financial related services.

During 2003, Sky Financial acquired IBS, an agency that sells professional liability, personal and commercial insurance. In 2002, Sky Financial acquired two insurance agencies, Celaris Group, Inc. and Value Added Benefits, Ltd. Historically, the financial services segment also includes non-conforming mortgage lending (which discontinued loan originations in December 2000) and broker/ dealer operations (which was sold in March 2001).

Additional information regarding Sky Financial’s business lines and the financial measurement methodologies is provided in Note 22 of the consolidated financial statements. Table 1 summarizes Sky Financial’s business line results for each of the last three years.

Table 1 Business Line Results

Income (loss) from continuing operations Year ended December 31,	2003	2002	2001
Community banking	$154,290	$132,176	$130,136
Financial service affiliates	5,283	4,883	3,014
Parent and other	(6,893)	(4,911)	(4,498)

Consolidated	$152,680	$132,148	$128,652

Community banking net income in 2003 reflects the benefit of the Metropolitan and GLB acquisitions, as well as a full year of the Three Rivers acquisition that was completed in the fourth quarter of 2002. Additionally, higher revenues from solid organic growth in loans and targeted deposit products and record mortgage banking levels also favorably impacted earnings during 2003. Expenses also increased to support the higher revenues, and provisions for credit losses decreased as a result of improved asset quality and less growth in the loan portfolio.

In 2002, community banking net income reflects the benefit of the Three Rivers acquisition in addition to higher revenues from solid organic growth in loans and deposits and strong mortgage banking levels. Expenses also increased to support the higher revenues and provisions for credit losses reflected higher credit losses from a slow economy and an increase in non-performing assets.

The community banking performance ratios remained strong for 2003, although impacted by the recent acquisitions. For 2003, community banking reflects a return on equity of 17.61%, a return on assets of 1.36% and an efficiency ratio of 48.79% versus 19.12%, 1.43% and 46.43%, respectively, in 2002. The financial service affiliates have improved earnings in each of the last two years reflecting Sky Financial’s focused efforts on growing its profitable insurance agency and wealth management businesses, and reducing the impact of its under-performing companies.

Parent and other includes the net funding costs of the parent company and all significant shared items of income and expense, including all merger, integration and restructuring charges and non-recurring gains. In 2003, the decrease in merger, integration and restructuring expenses were offset by additional non-interest expenses necessary to support corporate growth. In 2002, an increase in merger, integration and restructuring charges more than offset the benefit of lower interest rates, reducing the net funding cost of the parent.

Net Interest Income

Net interest income, the difference between interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, is the most significant component of Sky Financial’s earnings. Net interest income is affected by changes in the volumes, rates and composition of interest-earning assets and interest-bearing liabilities.

Table 2 summarizes net interest income and net interest margin for each of the three years ended December 31, 2003.

Table 2 Net Interest Income

Year ended December 31,	2003	2002	2001
Net interest income	$391,243	$341,235	$316,885
Taxable equivalent adjustments to net interest income	3,118	3,166	3,539

Net interest income, fully taxable equivalent	$394,361	$344,401	$320,424

Net interest margin	3.67%	3.86%	3.92%
Taxable equivalent adjustment	.03	.04	.04

Net interest margin, fully taxable equivalent	3.70%	3.90%	3.96%

Sky Financial’s net interest income of $391,243 in 2003 increased from $341,235 in 2002. In 2003, average-earning assets grew 20.6%, after growing 9.2% in 2002. In 2003, net interest income increased due to strong organic growth in earning assets, the additional growth from the Metropolitan and GLB acquisitions and the full year growth impact from the Three Rivers acquisition partially offset by a lower net interest margin versus the prior year. In 2002, net interest income increased due to strong organic growth in earning assets as well as the additional growth from the Three Rivers acquisition, notwithstanding a lower net interest margin. The net interest margin, on a fully tax-equivalent basis, was 3.70% for 2003, compared with 3.90% and 3.96% the preceding two years. The decreasing interest rate environment that began in 2002, along with the incremental effect of the acquisitions resulted in lower margins during the first half of 2003, which then stabilized during the second half of the year.

Table 3 reflects the components of Sky Financial’s net interest income for each of the three years ended December 31, 2003, setting forth: (i) average assets, liabilities, and shareholders’ equity, (ii) interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, (iii) average yields earned on interest-earning assets and average rates incurred on interest-bearing liabilities, (iv) the net interest rate spread (i.e., the average yield earned on interest-earning assets less the average rate incurred on interest-bearing liabilities), and (v) the net interest margin (i.e., net interest income divided by average interest-earning assets). Rates are computed on a tax-equivalent basis. Non-accrual loans have been included in the average loan balances.

Table 3 Three-Year Average Balance Sheet and Net Interest Margin

Year ended December 31,	2003			2002			2001
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
Interest-earning assets
Interest-earning deposits	$33,534	$293	0.87%	$10,832	$196	1.81%	$17,867	$655	3.67%
Federal funds sold and other	3,200	72	2.25	11,180	166	1.48	18,280	836	4.57
Securities	2,440,986	103,769	4.25	2,197,795	119,675	5.45	1,869,200	118,242	6.33
Loans and loans held for sale	8,175,286	493,047	6.03	6,616,035	459,526	6.95	6,182,668	503,679	8.15

Total interest-earning assets	10,653,006	597,181	5.61	8,835,842	579,563	6.56	8,088,015	623,412	7.71

Assets of discontinued operations	737,476			494,144			245,091
Non-earning assets	776,265			585,724			336,497

Total assets	$12,166,747			$9,915,710			$8,669,603

Interest-bearing liabilities
Demand deposits	$220,891	$1,344	0.61%	$107,325	$802	0.75%	$140,541	$2,669	1.90%
Savings deposits	3,343,474	30,383	0.91	2,660,130	35,755	1.34	1,944,521	38,987	2.00
Time deposits	3,728,437	111,478	2.99	3,384,936	139,708	4.13	3,308,884	179,022	5.41

Total interest-bearing deposits	7,292,802	143,205	1.96	6,152,391	176,265	2.86	5,393,946	220,678	4.09
Short-term borrowings	849,464	18,472	2.17	732,230	19,438	2.65	695,527	27,633	3.97
Trust preferred securities/junior subordinated debentures	150,001	7,528	5.02	110,687	7,750	7.00	108,600	10,486	9.66
Debt and FHLB advances	1,041,429	33,615	3.23	763,119	31,709	4.16	813,554	44,191	5.43

Total interest-bearing liabilities	9,333,696	202,820	2.17	7,758,427	235,162	3.03	7,011,627	302,988	4.32

Liabilities of discontinued operations	694,010			466,206			228,981
Non-interest-bearing liabilities	1,230,285			967,835			797,576
Shareholders’ equity	908,756			723,242			631,419

Total liabilities and equity	$12,166,747			$9,915,710			$8,669,603

Net interest income, fully taxable equivalent;
Net interest spread		$394,361	3.44%		$344,401	3.53%		$320,424	3.39%

Net interest income, fully taxable equivalent to earning assets			3.70%			3.90%			3.96%

Loan fees are included in interest income.

Net interest income may also be analyzed by segregating the volume and rate components of interest income and interest expense. Table 4 presents an analysis of increases and decreases in interest income and expense in terms of changes in volume and interest rates during the three years ended December 31, 2003. The table is presented on a tax-equivalent basis.

Table 4 Net Interest Income - Rate / Volume Analysis

Year ended December 31,	2003			2002
	Change from 2002 in interest			Change from 2001 in interest
	Volume	Rate	Total	Volume	Rate	Total
Interest income attributable to:
Interest-bearing deposits	$410	$(313)	$97	$(258)	$(201)	$(459)
Federal funds sold	(119)	25	(94)	(325)	(345)	(670)
Securities	13,242	(29,148)	(15,906)	20,786	(19,353)	1,433
Loans, net	108,300	(74,779)	33,521	35,305	(79,458)	(44,153)

Total interest income	121,833	(104,215)	17,618	55,508	(99,357)	(43,849)

Interest expense attributable to:
Deposits:
Interest-bearing demand	325	217	542	(631)	(1,236)	(1,867)
Savings	8,822	(14,194)	(5,372)	14,348	(17,580)	(3,232)
Time	14,178	(42,408)	(28,230)	4,115	(43,429)	(39,314)

Total deposits	23,325	(56,385)	(33,060)	17,832	(62,245)	(44,413)
Short-term borrowings	3,112	(4,078)	(966)	1,458	(9,653)	(8,195)
Trust preferred securities/junior subordinated debentures	2,753	(2,975)	(222)	202	(2,938)	(2,736)
Debt and FHLB advances	11,564	(9,658)	1,906	(2,740)	(9,742)	(12,482)

Total interest expense	40,754	(73,096)	(32,342)	16,752	(84,578)	(67,826)

Net interest income	$81,079	$(31,119)	$49,960	$38,756	$(14,779)	$23,977

Non-Interest Income

Total non-interest income in 2003 increased $30,914 from 2002, which was $23,596 higher than 2001. The increase in 2003 was primarily from growth of $19,206 in mortgage banking revenues due to higher origination volumes and impairment recapture generated in the lower rate environment. Additionally, non-interest income increased during 2003 from growth in brokerage and insurance commissions due to growth in sales and the acquisition of IBS during 2003. The growth in non-interest revenues was also positively impacted by the completed acquisitions of Metropolitan, GLB and Three Rivers. The increase in 2002 was primarily from growth in brokerage and insurance commissions due to growth in sales and the acquisition of two agencies during 2002 and from growth of $4,733 in mortgage banking revenues due to higher origination volumes generated in the lower rate environment as well as growth in non-interest revenues from the acquisition of Three Rivers.

Table 5 Non-Interest Income

Year ended December 31,	2003	2002	2001	2003 Vs 2002	2002 Vs 2001
Trust services income	$14,348	$13,479	$14,398	6%	(6)%
Service charges and fees on deposit accounts	38,207	34,499	31,416	11	10
Mortgage banking income	47,832	28,626	23,893	67	20
Brokerage and insurance commissions	42,686	36,848	24,598	16	50
Net securities gains	871	2,479	2,475	(65)	—
Transaction fees	10,506	7,666	7,139	37	7
Merchant income	4,572	3,559	3,351	28	6
International department fees	1,685	1,544	1,766	9	(13)
Income from bank-owned life insurance	6,484	5,817	5,435	11	7
Other	11,707	13,467	9,917	(13)	36

Total non-interest income	$178,898	$147,984	$124,388	21%	19%

Mortgage banking consists of net gains on the sales of mortgage loans, mortgage loan servicing fees, amortization and other adjustments of mortgage servicing rights. Mortgage banking income increased $19,206 in 2003 after increasing $4,733 in 2002. The increase in both years was primarily due to a favorable interest rate environment, which increased volumes of mortgages originated and sold. Total volume of loans sold in 2003 increased 65.9% over 2002 after increasing 18.2% over 2001. However, by the end of 2003, a rise in mortgage rates to a less favorable environment for mortgage origination, led to decreased impairment reserves on the mortgage servicing rights. During 2003, Sky Financial recaptured $2,279 of impairment reserves, as compared to providing additional reserves of $1,439 in the previous year.

Brokerage commissions on investment and insurance products increased $5,838 or 16% in 2003 and 12,250 or 50% in 2002. The 2003 revenue increase was from increased sales volume and the acquisition of IBS. The 2002 revenue increase was from the acquisition of two insurance agencies, Celaris Group, Inc. in January of 2002, and Value Added Benefits, LTD in April of 2002 and from increased sales volumes through Sky Financial’s bank sales representatives.

Service charges and fees on deposits increased $3,708 in 2003 and $3,083 in 2002. The increase in both years continued to reflect the benefits from growth in deposit accounts, both organic and through acquisition, and fee structure modifications company-wide.

Trust services income, which continued to be impacted by changes in the equity markets, increased $869 or 6% in 2003 after decreasing $919 or 6% in 2002.

For the year 2003, Sky Financial realized net gain on the sales of securities of $871 compared with net gains of $2,479 in 2002.

Other income in 2003 included non-recurring gains of $934 related to the sale of a building.

Non-Interest Expense

Total non-interest expense increased $53,486 or 21.1% compared with an increase of $32,177 or 14.5% in 2002. In 2003, the acquisitions of Metropolitan, GLB and IBS and the full year impact of the previous year’s fourth quarter acquisition of Three Rivers contributed to the rise in expenses. In 2002, acquisitions also contributed to the rise in expenses, partially offset by lower state franchise taxes and brokerage commissions. In addition to Three Rivers, other acquisitions included Celaris Group and Value Added Benefits acquired in January and April 2002, respectively, and a full year of operating cost for branches and deposits acquired in October 2001. The efficiency ratio, which measures total non-interest expenses, including merger, integration and restructuring charges, as a percent of total revenues, was 53.59% in 2003, 51.52% in 2002 and 49.80% in 2001.

Non-interest expense includes costs, other than interest, that are incurred in the operations of Sky Financial. Table 6 summarizes the components of Sky Financial’s non-interest expense.

Table 6 Non-Interest Expense

Year ended December 31,	2003	2002	2001	2003 Vs. 2002	2002 Vs. 2001
Salaries and employee benefits	$164,060	$139,220	$117,885	18%	18%
Occupancy and equipment expense	50,025	38,550	34,429	30	12
Merger, integration and restructuring expense	4,577	10,437	799	(56)	1,206
Brokerage commissions	220	208	2,107	6	(90)
State franchise taxes	8,550	3,365	7,067	78	(32)
Printing and supplies	5,834	4,813	4,789	73	(30)
Legal and other professional fees	8,192	7,380	7,662	11	(4)
Telephone	6,452	5,715	5,126	13	11
Loan costs	7,106	4,794	3,399	48	41
Marketing	9,034	5,782	5,685	56	2
Amortization of intangible assets	6,896	4,033	4,897	71	(18)
Other	36,240	29,403	27,678	23	6

Total non-interest expense	$307,186	$253,700	$221,523	21%	15%

Salaries and employee benefits increased $24,840 or 18% in 2003 and $21,335 or 18% in 2002. The increases in 2003 and 2002 were primarily due to acquisitions and increases in performance-based compensation.

Brokerage commissions expense increased $12 or 6% in 2003, after declining $1,899 or 90% in 2002. The decline in 2002 was due to the sale by Sky Financial of its independent broker/dealer in 2001.

Loan costs increased $2,312 or 48% in 2003 and $1,395 or 41% in 2002. The increase was primarily due to costs associated with higher loan volumes and higher loan collection activities from both acquisitions and organic growth.

Franchise taxes increased $3,737 or 78% in 2003 primarily as a result of acquisitions and increases in Sky Financial’s tax bases, after declining $2,254 in 2002.

Amortization of intangible assets increased $2,863 in 2003, due to the addition of $33,696 in core deposit intangibles as a result of acquisitions in 2003 and 2002 and decreased $864 in 2002, primarily due to the adoption of SFAS No. 147. See Note 1 of the consolidated financial statements for further discussion.

Merger, integration and restructuring charges were $4,577 in 2003, $10,437 in 2002 and $799 in 2001. In 2003, restructuring charges included $1,091 related to the acquisition of Great Lakes Bank and $3,486 relating to the Metropolitan Bank acquisition.

In 2002, restructuring charges included $5,653 pertaining to Sky Financial’s implementation of a new technology platform and associated processes and $4,784 related to the acquisition of Three Rivers Bancorp. In 2001, restructuring charges included $706 for the integration into Sky Bank of ten branches acquired in October and $93 for additional redesign of the financial service affiliates.

Loan Portfolio

Real estate loans, including construction and mortgage loans, approximated 63% of total loans at December 31, 2003, up from 59% at year-end 2002. The rise reflects stronger growth, including acquisitions, partially offset by declines due to higher refinancing activity. Sky Financial’s general collateral policy for residential real estate mortgages is to follow FNMA and FHLMC guidelines, which generally require a loan-to-value ratio of 80% or private mortgage insurance for loan-to-value ratios in excess of 80%.

Commercial loans comprise 28% and 30% of the total loan portfolio for 2003 and 2002, respectively. Growth in this portfolio reflects new business development in existing regional markets. The amount of collateral required on commercial loans is generally determined based on a loan-by-loan assessment. Loan-to-value ratios for commercial loans typically range from 60% to 80%. Factors that are considered include, among other things, the purpose of the loan, the current financial status of the borrower and the borrower’s prior credit history. Sky Financial has participated in a small portfolio of shared national credits. These individual credit relationships total less than one-half of one percent of the total loan portfolio with the businesses located in our current market area.

The remaining portion of Sky Financial’s loan portfolio is installment loans, credit card loans and other loans, which decreased to 9% of the loan portfolio from 12% in the prior year. The decrease is due to a reduced emphasis on indirect auto loans. Sky Financial makes consumer loans on both a secured and unsecured basis depending, in part, on the nature, purpose and term of the loan. Loan-to-value ratios for secured consumer loans range from 70% to 90% as a general rule.

As of December 31, 2003, Sky Financial did not have any loan concentrations that exceeded 10% of total loans. Sky Financial monitors the levels of market segments contained in the loan portfolio.

Table 7 Loan Portfolio

December 31,	2003	2002	2001	2000	1999
Real estate loans:
Construction	$491,086	$410,955	$295,154	$210,135	$176,940
Residential mortgage	2,045,317	1,614,048	1,464,572	1,866,111	1,744,162
Non-residential mortgage	2,896,116	2,290,053	1,719,074	1,575,907	1,296,019
Commercial, financial and agricultural loans	2,441,225	2,168,545	1,853,855	1,576,504	1,337,112
Installment and credit card loans	770,901	864,387	850,343	681,750	923,261

Total loans	$8,644,645	$7,347,988	$6,182,998	$5,910,407	$5,477,494

Real estate loans:
Construction	5.7%	5.6%	4.8%	3.6%	3.2%
Residential mortgage	23.7	22.0	23.7	31.6	31.8
Non-residential mortgage	33.5	31.2	27.7	26.7	23.7
Commercial, financial and agricultural loans	28.2	29.5	30.0	26.7	24.4
Installment and credit card loans	8.9	11.7	13.8	11.4	16.9

Total loans	100.0%	100.0%	100.0%	100.0%	100.0%

In the above table, home equity term loans are included in residential mortgage for years 2003, 2002, 2001 and 2000 and are included in installment and credit card in 1999.

Table 8 shows the amount of commercial, financial and agricultural loans and real estate construction loans outstanding as of December 31, 2003, which based on the remaining scheduled repayments of principal, are due in the periods indicated. Also, the amounts due after one year are classified according to their sensitivity to changes in interest rates.

Table 8 Loan Maturity and Price Sensitivity

December 31, 2003	Due In One Year	Due In One Year – Five Years	Due After Five Years	Total
Commercial, financial and agricultural	$842,131	$1,031,459	$567,635	$2,441,225
Construction	160,676	218,095	112,315	491,086

Total	$1,002,807	$1,249,554	$679,950	$2,932,311

Total due after one year:
Fixed rate commercial, financial, agricultural and construction		$380,422	$265,339	$645,761
Variable rate commercial, financial, agricultural and construction		869,132	414,611	1,283,743

Total		$1,249,554	$679,950	$1,929,504

Actual maturities of loans will differ from the contractual maturities presented in the table above because of prepayments, rollovers and renegotiation of payment terms, among other factors.

Under-Performing Assets

Residential mortgage, installment and other consumer loans are collectively evaluated for impairment. Individual commercial loans exceeding size thresholds established by management are evaluated for impairment. Impaired loans are recorded at the loan’s fair value by the establishment of a specific allowance where necessary. The fair value of the collateral-dependent loans is determined by the fair value of the underlying collateral. The fair value of noncollateral-dependent loans is determined by discounting expected future interest and principal payments at the loan’s effective interest rate. At December 31, 2003, impaired loans were $61,619 compared with $53,041 at December 31, 2002, the increase due primarily to acquisitions.

Non-accrual loans are comprised principally of loans 90 days past due as well as certain loans, which are current but where serious doubt exists as to the ability of the borrower to comply with the repayment terms. Interest previously accrued and not yet paid on non-accrual loans is reversed or charged against the allowance for credit losses during the period in which the loan is placed in a non-accrual status, except where Sky Financial has determined that such loans are adequately secured as to principal and interest. Interest earned thereafter is included in income only to the extent that it is received in cash. In certain cases, interest received may be credited against principal outstanding under the cost recovery method.

Non-accrual loans increased from $66,034 at December 31, 2002 to $81,979 at year-end 2003. The increase in non-accrual loans in 2003 has resulted from the overall growth in the loan portfolio last year, including acquisitions. At December 31, 2003, $26,627 of loans secured by pools of commercial leases for which payment is over 90 days past due are on non-accrual. These loans are guaranteed by surety bonds or insurance policies issued by three creditworthy insurance companies.

Sky is engaged in litigation with these insurance companies to enforce their payment obligations, as are a number of other banks nationwide. After consultation with its counsel as to the strength of its position, Sky Financial believes that the credits are well secured and the prospects for recovery of all principal and interest are good. At December 31, 2003, non-performing assets were $93,019, an increase from $73,415 at the prior year-end. The increase was primarily in non-performing loans, which at year-end 2003, totaled $82,578 or .96% of total loans outstanding, compared with $69,237 or .94%, of total loans outstanding at year-end 2002. Other real estate owned also increased $6,263 mainly as a result of acquisitions.

Loans now performing, but where some concerns exist as to the ability of the borrower to comply with present loan repayment terms (defined as loans rated substandard or worse but excluding non-accrual and restructured loans), approximated $98,312 and $83,387 at December 31, 2003 and 2002, respectively, and are being closely monitored by management and the boards of directors of Sky Financial and its subsidiaries.

The classification of these loans, however, does not imply that management expects losses on each of these loans, but believes that a higher level of scrutiny is prudent under the circumstances. The increase in loans where some concern exists is reflective of growth in the loan portfolio. These loans require close monitoring despite the fact that they are performing according to their terms. Such classifications relate to specific concerns relating to each individual borrower and do not relate to any concentrated risk elements common to all loans in this group.

Table 9 Under-Performing Assets

December 31,	2003	2002	2001	2000	1999
Non-accrual loans	$81,979	$66,034	$33,319	$20,329	$17,423
Restructured loans	599	3,203	785	1,131	2,067

Total non-performing loans	82,578	69,237	34,104	21,460	19,490
Other real estate owned	10,441	4,178	2,467	2,221	3,293

Total non-performing assets	$93,019	$73,415	$36,571	$23,681	$22,783

Loans 90 days or more past due and still accruing interest	$13,841	$12,458	$15,897	$10,294	$9,538
Non-performing loans to total loans	0.96%	0.94%	0.55%	0.36%	0.36%
Non-performing assets to total loans plus other real estate owned	1.07	1.00	0.59	0.40	0.42
Allowance for credit losses to total non-performing loans	151.30	154.07	272.20	429.12	445.10
Loans 90 days or more past due and not on non-accrual to total loans	0.16	0.16	0.26	0.17	0.17

Provision and Allowance for Credit Losses

The provision for credit losses represents the charge to income necessary to adjust the allowance for credit losses to an amount that represents management’s assessment of the estimated probable credit losses inherent in Sky Financial’s loan portfolio that have been incurred at each balance sheet date. All lending activity contains associated risks of loan losses. Sky Financial recognizes these credit risks as a necessary element of its business activity. To assist in identifying and managing potential loan losses, Sky Financial maintains a loan review function that continuously evaluates individual credit relationships as well as overall loan portfolio conditions. One of the primary objectives of this loan review function is to make recommendations to management as to both specific loss reserves and overall portfolio loss reserves.

The provision for credit losses for 2003 was $34,125 compared with $37,659 for 2002 and $27,384 in 2001. The 2003 change in the provision for credit losses was attributable to improved asset quality, which was a function of the improving economy.

Table 10 Allowance for Credit Losses

Year Ended December 31,	2003	2002	2001	2000	1999
Balance at beginning of the period	$106,675	$92,831	$92,089	$86,750	$80,748
Loans charged-off:
Real estate	(10,021)	(7,898)	(2,926)	(1,798)	(2,803)
Commercial, financial and agricultural loans	(9,615)	(9,042)	(10,826)	(4,740)	(3,366)
Installment and credit card	(21,554)	(19,700)	(17,467)	(13,678)	(14,233)
Other loans	(373)	(860)	—	(453)	(68)

Total charge-offs	(41,563)	(37,500)	(31,219)	(20,669)	(20,470)

Recoveries:
Real estate	1,320	1,011	376	1,032	938
Commercial, financial and agricultural loans	2,197	995	1,226	3,483	1,711
Installment and credit card	5,126	4,795	2,943	3,567	3,052
Other loans	4	2	32	132	25

Total recoveries	8,647	6,803	4,577	8,214	5,726

Net loans charged-off	(32,916)	(30,697)	(26,642)	(12,455)	(14,744)
Provision charged to operating expense	34,125	37,659	27,384	17,794	20,712
Reserve of acquired institutions	17,059	6,882	—	—	—
Effect of conforming year-end of pooled entity	—	—	—	—	34

Balance at the end of the period	$124,943	$106,675	$92,831	$92,089	$86,750

Net charge-offs to average loans outstanding	0.40%	0.47%	0.40%	0.22%	0.28%
Allowance for credit losses to total loans	1.45	1.45	1.50	1.56	1.58
Allowance for credit losses to total non-performing loans	151.30	154.07	272.20	429.12	445.10

Sky Financial maintains an allowance for credit losses at a level adequate to absorb management’s estimate of probable losses inherent in the loan portfolio. The allowance is comprised of a general allowance, a specific allowance for identified problem loans and an unallocated allowance.

The general allowance is determined by applying estimated loss factors to the credit exposures from outstanding loans. For construction, commercial and commercial real estate loans, loss factors are applied based on internal risk grades of these loans. For residential real estate, installment, credit card and other loans, loss factors are applied on a portfolio basis. Loss factors are based on Sky Financial’s historical loss experience and are reviewed for modification on a quarterly basis, along with other factors affecting the collectibility of the loan portfolio.

Specific allowances are established for all criticized and classified loans, where management has determined that, due to identified significant conditions, it is probable that a loss has been incurred that exceeds the general allowance loss factor for those loans. The unallocated allowance recognizes the estimation risk associated with the allocated general and specific allowances and incorporates management’s evaluation of existing conditions that are not included in the allocated allowance determinations. These conditions are reviewed quarterly by management and include general economic conditions, credit quality trends, and internal loan review and regulatory examination findings.

At December 31, 2003, the allowance for credit losses was $124,943 or 1.45% of total loans outstanding, and 151% of total non-performing loans compared to an allowance at December 31, 2002 of $106,675 or 1.45% of total loans outstanding, and 154% of total non-performing loans. At year-end 2003, the allocated portion of the allowance for credit losses was $115,451 compared with $96,602 at year-end 2002.

The increase to the allowance was due primarily to the overall growth in total loans of 18% and the adjustment of loss factors for components of certain segments within the loan portfolio. At year-end 2003, the unallocated portion of the allowance for credit losses was $9,492 compared with $10,073 at year-end 2002. The decrease in the unallocated allowance was attributable to a decrease in Sky Financial’s estimated risk associated with its specific and general allowances, while the outlook for general economic conditions has stabilized.

Net charge-offs increased to $32,916 compared with $30,697 in 2002 due to the increased size of the loan portfolio. Net charge-offs as a percentage of average loans outstanding actually declined in 2003 to .40% from .47% in 2002.

Table 11 Allocation of the Allowance for Credit Losses

December 31,	2003	2002	2001	2000	1999
Construction	$2,295	$2,257	$2,387	$1,132	$707
Real estate	46,670	36,071	29,332	27,091	22,186
Commercial, financial and agricultural	39,967	32,520	23,875	21,456	16,165
Installment and credit card	26,519	25,754	25,756	25,606	22,434
Unallocated	9,492	10,073	11,481	16,804	25,258

Total	$124,943	$106,675	$92,831	$92,089	$86,750

Securities

The investment portfolio at Sky Financial is used as a management tool to maintain acceptable levels of liquidity and exposure to changes in market interest rates. The portfolio yield is maximized once these criteria are satisfied. During the last two years, the portfolio has shifted to include a greater percentage of mortgage-backed securities. Mortgage-backed securities offer monthly principal and interest and may be used as collateral in a variety of financial transactions to secure sources of wholesale funding. The market for agency mortgage-backed securities is large and liquid. It is the practice of Sky Financial to purchase mortgage-backed securities with average expected lives of two to four years. Since this type of security may extend or contract, a pre-purchase analysis is completed. Most securities purchased have structures that limit changes to duration as market rates change.

In 2003, total securities available for sale increased $264,188 primarily due to the acquisition of Metropolitan and GLB which added $179,158 and $42,839, respectively, to the portfolio. In 2002, total securities available for sale increased $250,338, which was due to the acquisition of Three Rivers, which added $362,348 to the portfolio. The portfolio contains mortgage-backed securities and, to a limited extent, other securities, that have uncertain cash flow characteristics. The variable cash flows present additional risk to Sky Financial in the form of prepayment or extension risk primarily caused by changes in market interest rates. This additional risk is generally rewarded in the form of higher yields.

Sky Financial utilizes a variety of tools to monitor and minimize this risk. All securities must pass a stress test at the time of purchase estimating how the security would perform in various interest rate environments. Additionally, the corporate investment policy defines certain types of high-risk securities ineligible for purchase, including securities that may not return full principal to Sky Financial. It is also the practice of Sky Financial to minimize premiums paid on mortgage securities to avoid yield reduction if prepayments accelerate. These policies help to ensure that there will be no material impact from these investments to the financial statements due to changes in market interest rates.

Sky Financial evaluates its securities portfolio for impairment throughout the year. An impairment reserve is recorded against individual equity securities if their cost significantly exceeds their fair value for a substantial amount of time. An impairment reserve is also recorded for investments in debt securities, unless the decrease in fair value is attributable to interest rates and management has the intent and ability to hold the debt security until maturity. The securities portfolio does not contain any investments that have been in a continuous unrealized loss position for greater than twelve months at December 31, 2003.

There are no securities of any single issuer where the aggregate carrying value of such securities exceed 10% of shareholders’ equity, except those of the U.S. Treasury, U.S. Government agencies and substantially all mortgage-backed securities issued by Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and Government National Mortgage Association. Table 13 shows (at amortized cost) the contractual maturities and weighted average yields of Sky Financial’s securities as of December 31, 2003.

Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are presented in the table based on current prepayment assumptions. The weighted average yields on income from tax-exempt obligations of state and political subdivisions have been adjusted to a tax equivalent basis.

Table 12 Securities Available for Sale

Estimated Fair Value December 31,	2003	2002	2001
U.S. Treasury securities and obligations of U.S. government agencies and corporations	$326,158	$466,564	$494,474
Obligations of states and political subdivisions	22,337	15,242	32,912
Corporate and other securities	69,446	71,896	75,744
Mortgage-backed securities	1,955,606	1,584,861	1,279,227

Total debt securities available for sale	2,373,547	2,138,563	1,882,357
Marketable equity securities	45,862	40,905	57,945
FHLB, FRB & Banker’s Bank stock	91,960	67,713	56,541

Total securities available for sale	$2,511,369	$2,247,181	$1,996,843

Table 13 Maturity Distribution of Debt Securities Portfolio (At Amortized Cost)

	Within 1 Year		1-5 Years		5-10 Years		Over 10 Years
December 31, 2003	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Treasury and U.S. government agencies and corporations	$82,469	2.79%	$143,102	3.68%	$98,346	3.73%	—	—
Obligations of states and political subdivisions	1,681	2.92	3,207	3.15	6,706	5.66	$10,612	1.62%
Corporate and other securities	3,350	5.88	1,200	4.57	100	2.50	61,785	7.15
Mortgage-backed securities	549,927	4.22	1,066,609	4.09	291,815	3.88	47,786	4.11
Total debt securities available for sale	$637,427	4.04%	$1,214,118	4.04%	$396,967	3.87%	$120,183	5.45%

Funding Sources

Sky Financial obtains its funding through a variety of sources. Retail deposits are gathered from individuals and businesses within the local communities served by the banking affiliate. Deposits encompass the full range of banking products including checking, savings and time deposits. In addition, Sky Financial obtains funds under a number of borrowing arrangements. The banking affiliate is a member of the Federal Home Loan Bank and may obtain both overnight and term advances. The banking affiliate also obtains funds through securities sold under repurchase agreements and federal funds lines. The parent company maintains a line of credit with a group of non-affiliated banks.

Table 14 Funding Sources

	Average Amounts Outstanding			Average Rate Paid
Year Ended December 31,	2003	2002	2001	2003	2002	2001
Non-interest-bearing demand deposits	$1,113,236	$864,115	$749,020
Interest-bearing demand deposits	220,891	107,325	140,541	0.61%	0.75%	1.90%
Savings deposits	3,343,474	2,660,130	1,944,521	0.91	1.34	2.00
Time deposits	3,728,437	3,384,936	3,308,884	2.99	4.13	5.41

Total deposits	8,406,038	7,016,506	6,142,966
Short-term borrowings	849,464	732,230	695,527	2.17	2.65	3.97
Trust preferred securities/Junior subordinated debentures	150,001	110,687	108,600	5.02	7.00	9.66
Debt and FHLB advances	1,041,429	763,119	813,554	3.23	3.03	5.43

Total funding sources	$10,446,932	$8,622,542	$7,760,647

Table 15 is a schedule of maturities of time deposits in denominations of $100,000 or more as of December 31, 2003:

Table 15 Maturity of Time Deposits of $100,000 or More

Three months or less	$312,688
Three through six months	228,335
Six through twelve months	194,922
Over twelve months	373,422

Total	$1,109,367

Short-Term Borrowings

Table 16 sets forth certain information relative to the securities sold under agreements to repurchase and federal funds purchased. While repurchase agreements are generally sold to local government entities and businesses and have maturity terms of overnight to 30 days, $258,767 have terms greater than one year. Federal funds purchased generally have overnight terms.

Table 16 Short-Term Borrowings

December 31,	2003	2002	2001
Securities sold under agreements to repurchase and federal funds purchased at period-end	$994,896	$795,125	$685,450
Weighted average interest rate at period-end	2.05%	2.24%	3.28%
Maximum outstanding at any month-end during the year	$996,376	$890,920	$776,422
Average amount outstanding	849,464	732,230	695,527
Weighted average rates during the year	2.17%	2.65%	3.97%

For further information on the securities sold under agreements to repurchase see Note 8.

Contractual Obligations and Off-Balance Sheet Arrangements

Table 17 presents, as of December 31, 2003, Sky Financial’s significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

Table 17 Contractual Obligations

Note	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Deposits without a stated maturity	$4,902,719				$4,902,719
Certificates of deposit	2,088,122	$996,924	$484,728	$42,359	3,612,133
Federal Funds purchased and securities sold under repurchase agreements	736,129	45,000	183,767	30,000	994,896
Bank lines of credit	61,000				61,000
FHLB borrowings	685,406	181,637	65,096	151,994	1,084,133
Long-term debt	509			329,806	330,315
Capital leases	400	653	64		1,117

Sky Financial has retail repurchase agreements with clients within its local market areas, as well as federal funds purchased from other banks. These borrowings are collateralized with securities owned by Sky Bank and held in its safekeeping accounts at independent correspondent banks. Sky Financial also has repurchase agreements with brokerage firms that are in possession of the underlying securities. The securities are returned to Sky Financial at the maturity of the agreements.

Sky Financial also enters into derivative contracts under which it is required to either receive cash or pay cash to counterparties depending on changes in interest rates. Derivative contracts are carried at their fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date. The contracts are primarily interest rate swaps and cash is settled quarterly. Because the derivative contracts recorded on the balance sheet at December 31, 2003 do not represent amounts that will ultimately be received or paid under these contracts, they are excluded from the table above.

A schedule of significant off-balance sheet commitments at December 31, 2003 is included in Table 18.

Table 18 Significant Commitments

Commitments to extend credit	$2,320,451
Standby letters of credit	331,082
Letters of credit	2,124

These commitments are extended to clients in the normal course of business and are subject to the same credit policies as making on-balance commitments. Because many of the commitments are expected to expire without being drawn upon, the total amounts do not represent future cash flow requirements.

Liquidity Management

Management of liquidity is of continuing importance to the banking industry. The liquidity of a financial institution reflects its ability to meet loan requests, to accommodate possible outflows of deposits and to take advantage of interest rate market opportunities. The ability of a financial institution to meet its current financial obligations is a function of balance sheet structure, the ability to liquidate assets, and the availability of alternative sources of funds. To meet the needs of the clients and manage the risk of the bank, financial institutions have developed innovative ways to meet clients needs while at the same time manage both liquidity and interest rate risk. This is being done primarily through liquidity management and the balance of deposit growth and alternative sources of borrowing.

In addition to maintaining a stable core deposit base, Sky Financial’s banking subsidiary maintains adequate liquidity primarily through the use of investment securities, unused borrowing capacity, security repurchase agreements, federal funds, and loan securitizations and sales. At December 31, 2003, securities with maturities of one year or less totaled $88,843. In addition, the mortgage-backed securities provide an estimated cash flow of approximately $549,927 over a twelve-month timeframe. The banking subsidiary is a member of the Federal Home Loan Bank (FHLB). The FHLB provides a reliable source of funds with a wide variety of terms and structures. As of December 31, 2003, the banking subsidiary had total credit availability with the FHLB of $1,151,965, of which $1,084,133 was outstanding.

Sky Financial is a holding company and does not conduct operations. Its primary sources of liquidity are borrowings from outside sources and dividends received from its subsidiaries. For the banking subsidiary, regulatory approval is required in order to pay dividends in excess of the subsidiary’s earnings retained for the current year plus retained net profits for the prior two years. At December 31, 2003, $10,274 was available for distribution to Sky Financial as dividends without prior regulatory approval.

Sky Financial maintains a $120,000 line of credit with a group of unaffiliated banks that expires May 31, 2004. It is anticipated that the line will be renewed. As of December 31, 2003, Sky Financial had a $61,000 outstanding balance on the line of credit. Additionally, in order to enhance liquidity, Sky Financial is not expecting to make any share repurchases during 2004.

The corporation manages liquidity risk in accordance with established policies primarily through the Corporate Asset / Liability Committee. Management has increased its monitoring of liquidity levels and has implemented strategies to increase liquidity. Strategies implemented over 2003 include new retail introductory-priced deposit campaigns, deposit retention and growth initiatives, disciplined pricing of public funds that require pledged collateral, a portfolio of a laddered maturity of brokered CDs and additional federal funds lines.

Capital Resources

Shareholders’ equity at year-end 2003 totaled $998,576, compared to $832,433 at December 31, 2002, an increase of 20.0%. The increase was primarily due to net retained earnings (net income less dividends) of $83,649 and the issuance of stock for the acquisitions of Metropolitan and GLB.

The Federal Reserve Board has established risk-based capital guidelines that must be observed by financial holding companies and banks. Sky Financial has consistently maintained the regulatory capital ratios of the corporation and its bank above “well capitalized” requirements. Under capital adequacy guidelines, Sky Financial and Sky Bank must meet specific quantitative measures of their assets, liabilities and certain off-balance sheet items as determined under regulatory accounting practices. Sky Financial’s and Sky Bank’s capital amounts and classifications are subject to qualitative judgments by the regulators about components, risk weighting and other factors. Management believes, as of December 31, 2003, Sky Financial and Sky Bank meet all capital adequacy requirements for which they are subject. At December 31, 2003, Sky Financial’s and Sky Bank’s ratio of total capital to risk-weighted assets as defined by the regulatory framework for prompt corrective action were 11.8% and 11.2%.

The capital position is managed through changes to balance sheet size and composition, issuance of debt and equity instruments, treasury stock activities, dividend policies and retention of earnings.

Sky Financial’s strategic plans include continued growth through acquisitions, which can potentially impact Sky Financial’s capital position. Sky Financial may issue additional common stock in conjunction with future acquisitions in order maintain its well capitalized status.

Currently, Sky Financial’s Board of Directors has not authorized any common share repurchase programs. During 2002, Sky Financial repurchased 784 shares under a previous authorization. Shares repurchased by Sky Financial were used in its stock option plans and for general corporate purposes.

As of December 31, 2003, Sky Financial has $164,806 of capital securities with wholly-owned unconsolidated subsidiaries, which are considered to be Tier I capital for regulatory purposes.

Under the current Federal Reserve Board’s regulatory framework, certain capital securities offered by wholly-owned unconsolidated trust preferred entities of Sky Financial are included as “Tier I” regulatory capital. The Federal Reserve Board is currently evaluating whether these capital securities continue as Tier I capital as a result of deconsolidating the related trust preferred entities in accordance with generally accepted accounting principals. If the Federal Reserve Board disallows the capital securities as Tier I regulatory capital, the effect of such a change could have a material impact on Sky Financial’s regulatory ratios.

Market Risk Management

Market risk is the risk that a financial institution’s earnings and capital, or its ability to meet its business objectives, will be adversely affected by movements in market rates or prices such as interest rates, foreign exchange rates, equity prices, credit spreads and or commodity prices. Within Sky Financial, the dominant market risk exposure is changes in interest rates. The negative effect of this exposure is felt through the net interest spread, mortgage banking revenues and the market values of various assets and liabilities.

Sky Financial manages market risk through its Asset / Liability Committee (ALCO) at both the subsidiary and consolidated levels. The committee assesses interest rate risk exposure through three primary measurements: rate sensitive assets divided by rate sensitive liabilities (or “Gap ratios”), interest rate shock simulations of net interest income at risk and economic value of equity risk simulation.

Sky Financial also utilizes interest rate swaps and caps to effectively modify its liability interest rate repricing to more effectively match the repricing characteristics of its assets. At December 31, 2003, the fair value of Sky Financial’s derivative arrangements aggregated $2,566 on contracts with notional amounts of $197,200. Sky Financial monitors and manages its rate sensitivity position to maximize net interest income, while minimizing the risk due to changes in interest rates. One method Sky Financial uses to manage its interest rate risk is a rate sensitivity gap analysis.

The difference between a financial institution’s interest rate sensitive assets (i.e. assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (i.e. liabilities that will mature or reprice within the same time period) is commonly referred to as its “interest rate sensitivity gap” or “gap.” An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time period is said to have a “positive gap,” which generally means that if interest rates increase, a company’s net interest income will increase and if interest rates decrease, its net interest income will decrease. An institution having more interest rate sensitive liabilities than interest rate assets within a given time period is said to have a “negative gap,” which generally means that if interest rates increase, a company’s net interest income will decrease and if interest rates decrease, its net interest income will increase. The current policy imposes limits at the six-month and 12-month time periods that is measured in terms of the ratio of cumulative rate sensitive assets divided by rate sensitive liabilities or (RSA/RSL). Table 19 presents the gap position of Sky Financial at December 31, 2003 and 2002.

Table 19 Gap Position

	Year-end 2003	Year-end 2002	Max	Min
Six month	110.6%	118.4%	125%	95%
One year	106.2%	114.8%	125%	95%

The interest rate shock simulation analysis measures the potential effect on earnings that an instantaneous parallel change in general interest rates could have on net interest income and economic value of equity. Sky Financial applies hypothetical interest rate shocks up 300, 200 and 100 basis points and down 100 basis points to its financial instruments based on the assumed cash flows. Under the current interest rate environment, a declining 200 basis point or greater scenario is improbable and therefore provide no meaningful results. The economic value of equity measures the price risk of the entire balance sheet by discounting expected cash flows of all assets and liabilities and netting the result. This provides a longer-term view of the interest rate risk profile of the company; that is focused on the current economic value of assets and liabilities that make up the balance sheet at a static point in time. The shock then examines how the economic value of the company would change if market rates were different. As demonstrated in Table 20, as of December 31, 2003, the projected volatility of net interest income and economic value of equity due to the hypothetical changes in market rates are within ALCO guidelines. As a result of being in a historically low rate environment, Sky Financial is monitoring the effect of a 300 basis point up scenario. A policy limit for a 300 basis point up scenario has not been proposed by management as of December 31, 2003.

Table 20 Rate Shock Analysis

	Year-end 2003	Year-end 2002	ALCO Guidelines
One year net interest income change
+300 Basis points	1.4%	9.2%	N/A
+200 Basis points	1.1	7.6	(10.0)%
+100 Basis points	.6	5.0	(5.0)
-100 Basis points	(3.2)	(6.0)	(5.0)
Net present value of equity change
+300 Basis points	(18.1)%	7.8%	N/A
+200 Basis points	(10.9)	10.0	(15.0)%
+100 Basis points	(4.6)	7.7	(10.0)
-100 Basis points	1.4	(9.2)	(10.0)

The preceding analysis is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and reactions of depositors to changes in interest rates, and should not be relied upon as being indicative of actual results. Further, the analysis does not necessarily contemplate all actions Sky Financial may undertake in response to changes in interest rates.

Effects of Inflation

The assets and liabilities of Sky Financial are primarily monetary in nature and are more directly affected by the fluctuation in interest rates than inflation. Movement in interest rates is a result of the perceived changes in inflation as well as monetary and fiscal policies. Interest rates and inflation do not necessarily move with the same velocity or within the same period; therefore, a direct relationship to the inflation rate cannot be shown. The financial information presented in this report has been prepared in accordance with generally accepted accounting principles, which require that Sky Financial measure financial position and operating results primarily in terms of historical dollars.

Pending Acquisition

On January 8, 2004, Sky Financial announced an agreement to acquire Second Bancorp, Incorporated (Second Bancorp), a $2.1 billion bank holding company headquartered in Warren, Ohio, and its wholly-owned subsidiary Second National Bank. Under the terms of the agreement, shareholders of Second Bancorp will be entitled to receive 1.26 Sky Financial common shares in exchange for each Second Bancorp common share held. The exchange is expected to qualify as a tax-free transaction to the Second Bancorp shareholders. Following the merger, and upon the receipt of all necessary regulatory approvals, Second National Bank will be merged with and into Sky Bank.

Not considering the merger related charges discussed below, the merger is expected to be accretive to diluted earnings per share by approximately $.01 for the year 2004 due to the expected cost savings benefits achieved through the integration of systems and support functions, improved branch efficiencies and increased alternative delivery channels for financial products and services. As a result of cost savings efforts, Sky Financial expects to reduce approximately 30% of Second Bancorp’s non-interest expense or $10.9 million on an annual basis and $4,400 during 2004 after the completion of the merger. After-tax merger related charges of approximately $4,400 or $.04 per diluted share are expected to be recognized in the third quarter of 2004.

Critical Accounting Policies and Estimates

The accounting and reporting policies of Sky Financial are in accordance with accounting principles generally accepted within the United States of America and conform to general practices within the banking industry. Accounting and reporting policies for the allowance for credit losses and mortgage servicing rights are deemed critical because they involve the use of estimates and require significant management judgments. Application of assumptions different than those used by management could result in material changes in Sky Financial’s financial position or results of operations.

Account - Allowance for Credit Losses

Balance Sheet Reference - Allowance for Credit Losses

Income Statement Reference - Provision for Credit Losses

Description

The allowance for credit losses is an amount that management believes will be adequate to absorb probable incurred losses in existing loans taking into consideration such factors as past loss experience, changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, and current economic conditions that affect the borrower’s ability to pay. Determination of the allowance is inherently subjective due to the aforementioned reasons. Loan losses are charged off against the allowance when management believes that the full collectibility of the loan is unlikely. Recoveries of amounts previously charged-off are credited to the allowance. Allowances established to provide for losses under commitments to extend credit, or recourse provisions under loan sales agreements or servicing agreements are classified with other liabilities.

A loan is considered impaired when it is probable that not all principal and interest amounts will be collected according to the loan contract. Residential mortgage, installment and other consumer loans are collectively evaluated for impairment. Individual commercial loans exceeding size thresholds established by management are evaluated for impairment. Impaired loans are recorded at the loan’s fair value by the establishment of a specific allowance where necessary. The fair value of collateral-dependent loans is determined by the fair value of the underlying collateral. The fair value of noncollateral-dependent loans is determined by discounting expected future interest and principal payments at the loan’s effective interest rate.

Sky Financial maintains the allowance for credit losses at a level adequate to absorb management’s estimate of probable losses inherent in the loan portfolio. The allowance is comprised of a general allowance, a specific allowance for identified problem loans and an unallocated allowance which represent estimations done pursuant to either Standard of Financial Accounting Standards (SFAS) No. 5 “Accounting for Contingencies,” or SFAS 114, “Accounting by Creditors for Impairment of a Loan.”

The general allowance is determined by applying estimated loss factors to the credit exposures from outstanding loans. For construction, commercial and commercial real estate loans loss factors are applied based on internal risk grades of these loans. Many factors are considered when these grades are assigned to individual loans such as current and past delinquency, financial statements of the borrower, current net realizable value of collateral and the general economic environment and specific economic trends affecting the portfolio. For residential real estate, installment, credit card and other loans loss factors are applied on a portfolio basis. Loss factors are based on Sky Financial’s historical loss experience and are reviewed for modification on a quarterly basis, along with other factors affecting the collectibility of the loan portfolio.

Specific allowances are established for all criticized and classified loans, where management has determined that, due to identified significant conditions, it is probable that a loss has been incurred that exceeds the general allowance loss factor for those loans. The unallocated allowance recognizes the estimation risk associated with the allocated general and specific allowances and incorporates management’s evaluation of existing conditions that are not included in the allocated allowance determinations. These conditions are reviewed quarterly by management and include general economic conditions, credit quality trends and internal loan review and regulatory examination findings.

Management believes that it uses the best information available to determine the adequacy of the allowance for loan losses. However, future adjustments to the allowance may be necessary and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations.

Account - Mortgage Servicing Rights

Balance Sheet Reference - Other Assets

Income Statement Reference - Mortgage Banking Income

Description

The cost of mortgage loans sold or securitized is allocated between the mortgage servicing rights and the mortgage loans based on the relative fair values of each. The fair value of the mortgage servicing rights is determined by using a discounted cash flow model, which estimates the present value of the future net cash flows of the servicing portfolio based on various factors, such as servicing costs, expected prepayment speeds and discount rates, about which management must make assumptions based on future expectations.

Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. Management periodically evaluates mortgage servicing rights for impairment by stratifying the loans in the servicing portfolio primarily based on loan type, interest rate and region of origination.

Impairment is measured by estimating the fair value of each stratum, taking into consideration the estimated level of prepayments based upon current industry expectations. An impairment allowance for a stratum is recorded when, and in an amount which, its fair value is less than its carrying value.

The value of mortgage servicing rights is subject to prepayment risk. Future expected net cash flows from servicing a loan in our servicing portfolio will not be realized if the loan pays off earlier than anticipated. Moreover, since most loans within our servicing portfolio do not contain penalty provisions for early payoff, we will not receive a corresponding economic benefit if the loan pays off earlier than expected. Mortgage servicing rights represent the discounted present value of the future net cash flows we expect to receive from our servicing portfolio.

Recent Accounting Pronouncements

In December 2003, the FASB issued Interpretation No. 46 (Revised 2003) “Consolidation of Variable Interest Entities,” (FIN 46-R). FIN 46-R requires that subsidiaries defined as variable interest entities be consolidated by the enterprise that will absorb the majority of the entities’ expected losses if they occur, receive a majority of the variable interest entities’ residual returns if they occur, or both. Sky Financial, through fully- consolidated wholly-owned subsidiaries, sponsors five trust preferred security issuing vehicles. Sky Financial determined that these five trust preferred subsidiaries meet the definition of variable interest entities and that Sky Financial is not the primary beneficiary of these subsidiaries’ activities. Accordingly, with the adoption of FIN 46-R on December 31, 2003, Sky Financial deconsolidated the accounts of these trust preferred subsidiaries, resulting in a recharacterization of the underlying consolidated debt obligation from the previous trust preferred securities obligations to the junior subordinated debenture obligations that exist between Sky Financial and the trust preferred subsidiaries. There was no material impact to the results of operations or liquidity as a result of applying the provisions of FIN 46-R.

Note 1 to the financial statements discusses other new accounting pronouncements adopted by Sky Financial during 2003. There was no material impact on Sky Financial as a result of adopting these other accounting policies.

Forward Looking Statements

This report includes forward-looking statements by Sky Financial relating to such matters as anticipated operating results, business line results, credit quality expectations, prospects for new lines of business, technological developments, economic trends (including interest rates), reorganization transactions and similar matters. Such statements are based upon the current beliefs and expectations of Sky Financial’s management and are subject to risks and uncertainties. While Sky Financial believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could prove to be inaccurate, and accordingly, actual results and experience could differ materially from the anticipated results or other expectations expressed by Sky Financial in its forward-looking statements. Factors that could cause actual results or experience to differ from results discussed in the forward-looking statements include, but are not limited to: economic conditions; volatility and direction of market interest rates; governmental legislation and regulation, including changes in accounting regulation or standards; material unforeseen changes in the financial condition or results of operations of Sky Financial’s clients; client reaction to and unforeseen complications with respect to Sky Financial’s integration of acquisitions; difficulties in realizing expected cost savings and revenue generation from acquisitions; and other risks identified from time-to-time in Sky Financial’s other public documents on file with the Securities and Exchange Commission. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements, and the purpose of this paragraph is to secure the use of the safe harbor provisions.